Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated July 17, 2023 (the “Effective Date”), is by and between Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”) and Sandra B. Cochran (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated July 27, 2018, as amended on February 24, 2022 (the “Existing Employment Agreement”), pursuant to which the Executive currently serves as the Company’s President and Chief Executive Officer, and the Executive also serves as a director on the Company’s Board of Directors (“Board”);

WHEREAS, in connection with the Executive’s retirement, the Board wishes to provide for the orderly and effective transition of Company leadership to a new President and Chief Executive Officer and to secure the Executive’s ongoing services in connection with such transition and continue her service to the Company on the terms and conditions specified herein; and

WHEREAS, in order to effect the foregoing purposes and to terminate and supersede in its entirety the Existing Employment Agreement, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1.            Employment; Positions; Duties; Full-Time Status.

1.1.            Positions. The Company hereby agrees to continue to employ the Executive and the Executive hereby accepts continued employment with the Company (i) as its President and Chief Executive Officer until 12:00 A.M. on November 1, 2023 (the “Transition Date”), and (ii) thereafter as its Executive Chair until 11:59 P.M. on September 30, 2024 (the “Retirement Date”), upon the terms and subject to the conditions set forth herein. In furtherance of this agreement, the Board will nominate, and use its reasonable best efforts to cause, the Executive to be elected to be a member of, and to be named as the Executive Chair of, the Company’s Board at each annual meeting of shareholders of the Company that occurs prior to the Retirement Date.

1.2.            Duties. The Executive shall perform and discharge faithfully the duties and responsibilities which may be assigned by the Board to the Executive from time to time in connection with the conduct of the Company’s and Board’s business, which shall include, without limitation, (a) prior to the Transition Date, the continuation of her present duties as President and Chief Executive Officer of the Company, and (b) after the Transition Date, (i) providing expertise, insight and guidance in support of the new President and Chief Executive Officer and related assistance in furtherance of a smooth transition of the Company’s leadership, (ii) if elected at any annual meeting of shareholders prior to the Retirement Date, serving as a member of the Board, (iii) whenever present, presiding at all meetings of the Board and of the Company’s shareholders, and (iv) coordinating between the Board and the new Chief Executive Officer with respect to the Company’s business and strategic initiatives. The Executive shall report to the Board. The Executive hereby agrees that she shall at all times comply with and abide by all terms and conditions set forth in this Agreement and all applicable work policies, procedures and rules of the Company.  The Executive also agrees that she shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of her duties hereunder. For the period from the Effective Date through the Transition Date, the Company will provide Executive with access to Company premises and administrative support consistent with past practice. For the period from the Transition Date to the Retirement Date, the Company will provide the Executive with access and technical and administrative support reasonably sufficient to allow the Executive to perform her duties hereunder, which is anticipated to include (i) computer hardware of the type currently used by the Executive; (ii) a Company email and director portal accounts; (iii) access to an executive administrative assistant for purposes of scheduling Company-related matters; (iv) IT support for the Executive’s hardware and software, including with respect the Executive’s personal devices to the extent they are used for Company matters; (v) mail forwarding services; and (v)  key-card access to Company facilities.

1.3.            Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.2 hereof, the Executive shall:

(a)            prior to the Transition Date and subject to Section 1.4, devote substantially all of her time, energy and skill during regular business hours to the performance of the duties of her employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)            diligently follow and implement all lawful management policies and decisions communicated to the Executive by the Board;

(c)            timely prepare and forward to the Board all reports and accountings as may be requested of the Executive; and

(d)            subject to Section 1.4, not engage in any other business activity, whether or not for gain, profit or pecuniary advantage, that in the reasonable judgment of the Board materially interferes with the performance of the Executive’s obligations hereunder.

For the avoidance of doubt, the restrictions set forth in paragraph (a) and paragraph (d) of this Section 1.3 shall not apply after the Transition Date; provided, however, that Executive shall ensure that she is able to dedicate sufficient time to the role of Executive Chair as reasonably determined by the Board from time to time.

1.4.            Permitted Activities. Notwithstanding Section 1.3, as long as the following activities do not interfere with the Executive’s obligations to the Company, do not violate any applicable work policies, procedures, or rules as may be issued by the Company from time to time (including, without limitation, the Code of Business Conduct and Ethics and Corporate Governance Guidelines of the Company, and any successor policies thereof) and are not competitive with the business of the Company, nothing herein shall be construed as preventing the Executive from:

(a)            managing her personal investments;

(b)            participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching; or

(c)            serving on the board of directors of for-profit business entities, provided that any such service prior to the Transition Date must be approved in advance by the Board.

The Company agrees that the activities that the Executive is conducting on the Effective Date, and any substitute activities engaged in thereafter that are similar in scope and extent, are permitted for purposes of this Section 1.4.

2.            Term. The term of this Agreement and the Executive’s employment under this Agreement shall begin on the Effective Date and shall end on the Retirement Date (the “Term”). Upon the Retirement Date, without any further action by the Company or the Board, the Executive shall be deemed to have terminated her employment by retirement pursuant to Section 4.5. Notwithstanding the foregoing, the Board, at its sole discretion, may terminate the Executive’s employment and accelerate the Retirement Date to a date earlier than the date specified under Section 1.1 upon no less than thirty (30) days’ prior written notice to the Executive, in which case the provisions of Section 4.4 shall apply.

3.            Compensation.

3.1            Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term, the Company shall pay the Executive, and the Executive shall accept, an annual salary in the amount of One Million One Hundred Seventy Five Thousand Dollars ($1,175,000) (the “Base Salary”). Such amount shall be paid in accordance with the Company’s normal payroll practices.

3.2            Incentive, Savings and Retirement Plans. During the Term, the Executive shall be entitled to participate in all incentive (including, without limitation, long term incentive), savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company (“Peer Executives”), on the same basis as such Peer Executives generally, except as to benefits that are specifically applicable to the Executive pursuant to this Agreement. Without limiting the foregoing, the following provisions shall apply with respect to the Executive:

(a)            Annual Incentive Award.  The Executive shall be entitled to an annual bonus opportunity equal to One Hundred and Sixty Percent (160%) of the Base Salary in respect of the Company’s fiscal year 2024 (“FY24 Bonus”).  The performance criteria with respect to the FY24 Bonus shall be determined in accordance with a formula to be agreed upon by the independent members of the Board, or the Compensation Committee thereof (the “Committee”) and shall be the same criteria used for the FY24 Bonus opportunity applicable to Peer Executives generally. The FY24 Bonus will be paid, if at all, on the same date that bonuses in respect of the Company’s fiscal year 2024 are paid to the Peer Executives following certification of the Company’s fiscal year 2024 financial results. For the avoidance of doubt, the Executive will not be entitled to a bonus in respect of the Company’s fiscal year 2025.

(b)            Long Term Incentive Award.  Contemporaneously with the issuance of similar awards to the Peer Executives, and in any event not later than September 30, 2023, the Committee and the Board will cause the Company to issue time-based and performance-based equity awards to the Executive under the Company’s FY2024 Long Term Incentive Program having an aggregate target grant date fair value equal to 400% of the Base Salary (“FY24 LTI Awards”), in the same proportions and subject to the same vesting, performance and settlement criteria as FY24 LTI Awards issued to Peer Executives generally.  For the avoidance of doubt, after the Effective Date, the Company will not issue any equity awards to Executive other than the FY24 LTI Awards.

(c)            Welfare Benefit Plans.  During the Term, the Executive and the Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, executive life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to Peer Executives as long as such amendment or termination is applicable to all Peer Executives on a consistent basis. Also, throughout the Term, in addition to participating in the other insurance programs provided to Peer Executives, the Company, for the benefit of the Executive, shall pay the premiums to maintain in force a policy of term life insurance covering the Executive, with such carrier as is reasonably acceptable to the Company and the Executive, in the face amount of $2.5 million, with benefits payable to the beneficiary or beneficiaries designated by the Executive in writing.

(d)            Vacation. The Executive shall be entitled to an annual paid vacation commensurate with the Company’s established vacation policy for Peer Executives. The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

(e)            Business Expenses.  The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement. All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term to be eligible for reimbursement. The Executive shall follow the Company’s expense procedures that generally apply to Peer Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to Peer Executives.

(f)            Perquisites.  The Executive shall be entitled to receive such executive perquisites, fringe and other benefits as are provided to Peer Executives and their families under any of the Company’s plans and/or programs in effect from time to time and such other benefits as are generally available to Peer Executives.

(g)            Legal Fees.  The Company shall pay up to $15,000 in legal fees and out-of-pocket expenses incurred by the Executive in connection with the negotiation and consummation of this Agreement.

(h)            Clawback of Incentive-Based Compensation. All incentive-based compensation payable to Executive hereunder shall be subject to forfeiture and recoupment pursuant to the Company’s policies regarding the forfeiture and recoupment of incentive-based compensation applicable to Peer Executives then in effect, as may be modified by the Company from time to time. The Executive acknowledges that the Company may engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.2(h). The provisions of this Section 3.2(h) shall be modified to the extent, and remain in effect for the period, required by applicable law, including, without limitation, any rules or regulations adopted by the U.S. Securities and Exchange Commission or The Nasdaq Stock Market LLC implementing the clawback or recoupment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

(i)            Participation in Adjustments. The Executive shall be entitled to receive (A) the same adjustments to the calculations of her FY24 Bonus and FY24 LTI Awards (proportionate to her target levels) that the Board or Committee may make or authorize in respect of the payout calculations of FY24 Bonuses or FY24 LTI Awards of other Peer Executives generally, and (B) any supplemental or replacement cash or equity awards (proportionate to her target amounts) as the Board or Committee may authorize to compensate for a shortfall in the payout or settlement of FY24 Bonus or FY24 LTI Awards to Peer Executives generally. For the avoidance of doubt, item (B) in the previous sentence will not apply in respect of any special cash or equity grants issued to individual Peer Executives that are in addition to their respective FY24 Bonus or FY24 LTI Awards to recognize their respective individual performance or to incentive their respective retention.

(j)            Annual Reporting to the Executive. For so long as compensation remains payable to the Executive from the Company, not later than September 30 of each year, the Company shall provide to the Executive a report, certified by an executive officer of the Company, setting forth in reasonable detail and in a format reasonably acceptable to the Executive all elements of compensation (i) that were potentially payable to the Executive in respect of the most recently ended fiscal year of the Company and (ii) that were actually paid to the Executive in respect of such fiscal year, together with the criteria used by the Committee or the Board in determining such compensation paid, as well as any discretionary payment or award, or discretionary settlement of an existing award, made to the Executive and/or any Peer Executives of the type referenced in paragraph (i) of this Section 3.2 (or confirming that no such discretionary payments, awards or settlements were made) during such fiscal year.

3.3            Withholdings. All compensation payable hereunder shall be subject to all applicable withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

4.            Termination of Employment.

4.1            General. The Company may, by action of the Board at any time and in the Board’s sole discretion, terminate the Executive’s employment, and thereby this Agreement, with Cause, subject to any prior notice requirements of Section 4.2 of this Agreement, or without Cause, and the Executive may, at any time and in her sole discretion, resign from her employment with the Company, and thereby this Agreement, subject to prior notice requirements, resignation deadlines and cure opportunities set forth in Section 4.3 of this Agreement, if applicable (any such date of termination, the “Termination Date”). For the avoidance of doubt, the failure of the Company’s shareholders to elect the Executive to continue to serve on the Board shall not constitute termination of her employment as Executive Chair hereunder.

4.2            Effect of Termination with Cause.

(a)            If the Executive’s employment with the Company shall be terminated by the Company with Cause during the Term the Company shall pay to the Executive (i) any unpaid Base Salary earned through the Termination Date in a cash lump sum within ten (10) days of the Termination Date, (ii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) at the times provided in the applicable plans under which the deferral was made, to the extent not paid as of the Termination Date, (iii) accrued and unpaid vacation in a cash lump sum within ten (10) days of the Termination Date, and reimbursement for any amounts due to the Executive pursuant to Section 3.2(e) as of the Termination Date at such times as provided in the applicable reimbursement policies of the Company, (iv) at such time as it would have been paid if the Executive had not been terminated, any cash incentive compensation earned as of the Termination Date in respect of the prior fiscal year which has not been paid as of the Termination Date, and (v) to the extent not theretofore paid or provided, any other accrued amounts or accrued benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company at the times provided under the applicable plan, program, policy, practice, contract or agreement of the Company (collectively items (i) to (v), the “Accrued Amounts”), and, except as provided in the next sentence, the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law. Notwithstanding the foregoing, if the termination of the Executive’s employment for Cause occurs after the Transition Date, the FY24 LTI Awards shall be cancelled and forfeited, but all other then-outstanding equity awards granted to the Executive shall continue to vest and be settled as provided in the applicable award agreement as if the Executive’s employment had not terminated until the applicable vesting dates set forth therein. For the avoidance of doubt, settlement of any restricted stock units (including any performance units) under this Section 4.2 shall be subject to any previous legally binding deferral election regarding such units and any requirements of Section 409A.

(b)            For purposes of this Agreement, any of the following conditions shall constitute “Cause”:

(i)            any act by the Executive involving fraud, (2) any willful breach by the Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or (3) any willful or grossly negligent act by the Executive resulting in an investigation by the Securities and Exchange Commission, which, in each of cases (1), (2) and (3) above, having a material adverse economic effect on the Company or the Executive’s ability to perform her duties under this Agreement;

(ii)            attendance at work in a state of intoxication or otherwise being found in possession at her place of work of any prohibited drug or substance, possession of which would amount to a criminal offense;

(iii)            the Executive’s material personal dishonesty or willful misconduct in connection with her duties to the Company;

(iv)            breach of fiduciary duties to the Company involving personal profit by the Executive;

(v)            conviction of the Executive for, or the Executive pleading guilty or no contest to, any felony or crime involving moral turpitude;

(vi)            material breach by the Executive of any provision of this Agreement or of any material Company policy adopted by the Board, which breach the Executive does not cure within 15 days after the Company provides written notice of such breach to the Executive; or

(vii)            the continued willful failure, following written notice (as noted below) and a 30 day cure period, of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to Disability, and specifically excluding any failure by the Executive to meet performance expectations for any reason), after a written demand for substantial performance is delivered to the Executive by a majority of the Board that specifically identifies the manner in which such Board believes that the Executive has not substantially performed the Executive’s duties.

For all purposes hereunder, no act or omission to act by the Executive shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company. The termination of employment of the Executive shall not be effective as for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), stating that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in any one or more of subparagraphs (i) through (vii) above, and specifying the particulars thereof in detail.

4.3            Resignation by the Executive without Good Reason.

(a)            If the Executive resigns without Good Reason prior to the Transition Date, the Company shall pay to the Executive the Accrued Amounts and the Company shall not have any further obligations to continue to pay any further amounts, including Base Salary or FY24 Bonus, and (ii) then-outstanding equity awards granted to the Executive, including the FY24 LTI Awards, shall be forfeited and cancelled to the extent provided under the terms and conditions of such awards.

(b)            If the Executive resigns without Good Reason after the Transition Date but prior to the Retirement Date, (i) the Company shall pay to the Executive the Accrued Amounts and the Company shall not have any further obligations to continue to pay any further amounts, including Base Salary or FY24 Bonus, (ii)  all FY24 LTI Awards shall be forfeited and cancelled, and (iii)  all other then-outstanding equity awards granted to the Executive other than FY24 LTI Awards shall continue to vest and be settled, as provided in the applicable award agreement as if the Executive’s employment had not terminated until the applicable vesting dates set forth therein. For the avoidance of doubt, settlement of any restricted stock units (including any performance units) under this Section 4.3 shall be subject to any previous legally binding deferral election regarding such units and any requirements of Section 409A

(c)            For purposes of this Section 4.3 and Section 4.4 of this Agreement (and not, for the avoidance of doubt, for purposes of Section 4.5), “Good Reason” shall not include the Executive’s death or Disability and shall mean any of the following:

(i)            prior to the Transition Date, other than her removal for Cause pursuant to Section 4.2, and subject to the provisos below, without the prior written consent of the Executive, the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a demonstrable diminution in such positions, authority, duties or responsibilities; provided, however, that an isolated, insubstantial and inadvertent action not taken in bad faith, which is remedied by the Company promptly after receipt of written notice there of given by the Executive, shall not constitute “Good Reason”; and provided further, that the Company may elect at any time to name another executive to the position of Chief Executive Officer-elect (reporting to the Board) and the Board may assign responsibilities thereto that are currently the responsibility of the Executive, and such action (and any corresponding diminution in duties or responsibilities of the Executive) shall not be a violation of this Section 4.3(b)(i) giving rise to “Good Reason”;

(ii)            a reduction by the Company in the Executive’s Base Salary, target bonus or LTI Awards as provided under Section 3.2;

(iii)            a reduction by the Company of benefits under (1) a “pension plan or arrangement” or (2) a “compensation plan or arrangement”, in each case which the Executive participates as of the Effective Date, or the elimination of the Executive’s participation in any such plan or arrangement which reduction or elimination results in a reduction, in the aggregate, of the benefits provided thereunder, taking into account any replacement plan or arrangement or other additional compensation provided to the Executive in connection with or following such reduction or elimination (except for immaterial reductions or across-the-board plan changes or terminations similarly affecting other Peer Executives); provided, that, subject to Section 4.8, in the event of any such changes or terminations, the Company shall timely pay or provide to the Executive any accrued amounts or accrued benefits required to be paid or provided or which the Executive is eligible to receive under any such plan or arrangement in accordance with the terms of such plan or arrangement;

(iv)            the Company requiring the Executive, without her consent, to be based at any office or location more than 50 miles from the Company’s current headquarters in Lebanon, Tennessee;

(v)            the material breach by the Company of any provision of this Agreement; or

(vi)            the failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, whether or not resulting in a Change in Control) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

provided that, in each case, (A) within ninety (90) days of the initial occurrence of the specified event the Executive has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason event, (B) the Company has not cured the Good Reason event within the thirty-(30) day cure period and (C) the Executive resigns within six (6) months from the initial occurrence of the event giving rise to the Good Reason.

4.4            Effect of Termination without Cause, Acceleration of Retirement Date, or Resignation for Good Reason.

If the Executive’s employment with the Company is terminated by the Company without Cause, if the Board accelerates the Retirement Date pursuant to Section 2, or if the Executive resigns for Good Reason (after complying with all prior notice requirements and resignation deadlines following the lapse of all cure opportunities set forth in Section 4.3) during the Term:

(a)            the Company shall pay to the Executive the Accrued Amounts;

(b)            so long as the Executive complies with Sections 5.3, 5.4 and 5.5 of this Agreement, (i) the Company shall continue to pay to the Executive her Base Salary through September 30, 2024; (ii) if not previously paid to Executive, the Company shall pay to the Executive her annual FY23 and FY24 Bonus payments at the same time and in the same manner as they are paid to Peer Executives; and (iii) all shares of restricted stock (or restricted stock units or similar awards) held by the Executive as of the Termination Date shall vest, if at all, as follows:

(i)            all shares of restricted stock (or restricted stock units or similar awards) held by the Executive and whose vesting is subject solely to the Executive’s continued employment with the Company shall immediately become vested; provided, that any such restricted shares shall become transferable, and any such restricted stock units (or similar awards) shall settle, as provided in the applicable award agreement as if the Executive’s employment had not terminated until the applicable vesting dates set forth therein; and

(ii)            all shares of restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) held by the Executive and whose vesting is subject to performance criteria over a performance period which has not been completed shall become transferable (in the case of restricted stock or performance shares) or shall be settled (in the case of restricted stock units or performance units), if at all, as of the date on which the Committee determines the actual performance achievement of the Company under such respective awards for the applicable performance period and the actual number of shares (the “Actual Number of Shares”) subject to the applicable awards that would have otherwise vested in the event the Executive had remained employed by the Company through the determination date shall become so transferable or so settled.

(iii)            For the avoidance of doubt, settlement of any restricted stock units (including any performance units) under this Section 4.4, shall be subject to any previous legally binding deferral election regarding such units and any requirements of Section 409A.

(c)            the Company will pay the Executive a lump sum amount equal to the full monthly COBRA premium amount as of the Termination Date (the “COBRA Amount”) through September 30, 2024 at the time of the initial payment of her Base Salary under Section 4.4(b)(i) that the Executive may use to procure group health plan coverage for herself and her eligible dependents or otherwise; provided, if the Executive desires to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amened (COBRA”), it shall be the sole responsibility of the Executive (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefore. The Executive acknowledges that the COBRA Amount is taxable to the Executive and that the payment of the COBRA Amount shall only be made to the extent that the payment of the COBRA Amount would not result in any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, such laws, the “PPACA”). Should the Company be unable to pay the COBRA Amount without triggering an excise tax under the PPACA, the Company and the Executive shall use reasonable efforts to provide a benefit to the Executive which represents the economic equivalent of the COBRA Amount and which does not result in an excise tax on the Company under PPACA, which benefit shall be paid in a lump sum.

4.5            Retirement upon Retirement Date

(a)            Upon the Retirement Date, the Executive will be deemed to have retired from the Company and the Company shall not have any further obligations to continue to pay any further amounts under this Agreement except (i) the Accrued Amounts, (ii) the FY24 bonus if not previously paid, and (iii) those amounts required by this Section 4.5. In order to be entitled to the payments under this Section 4.5, the Executive must sign and deliver to the Company a release in the form attached hereto as Exhibit A, which must become effective within sixty (60) days following the Retirement Date. For the avoidance of doubt, if the Executive retires prior to the Retirement Date, such retirement will constitute voluntary resignation without Good Reason by the Executive for all purposes hereunder.

(b)            Unless the terms of the applicable award agreements contain more favorable vesting or exercise provisions upon the Executive’s retirement, awards outstanding under the Company’s Equity Plans (as defined in Section 4.6(b)(iii)) and held by the Executive as of the Termination Date shall vest and become and/or remain exercisable as follows:

(i)            all shares of restricted stock (or restricted stock units or similar awards) held by the Executive and whose vesting is subject solely to the Executive’s continued employment with the Company shall immediately become vested; provided, that any such restricted shares shall become transferable, and any such restricted stock units (or similar awards) shall settle, as provided in the applicable award agreement as if the Executive’s employment had not terminated until the applicable vesting dates set forth therein; and

(ii)            all shares of restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) held by the Executive and whose vesting is subject to performance criteria over a performance period which has not been completed shall become transferable (in the case of restricted stock or performance shares) or shall be settled (in the case of restricted stock units or performance units), if at all, as of the date on which the Committee determines the actual performance achievement of the Company under such respective awards for the applicable performance period and the Actual Number of Shares subject to the applicable awards that would have otherwise vested in the event the Executive had remained employed by the Company through the determination date shall become so transferable or so settled.

For the avoidance of doubt, settlement of any restricted stock units (including any performance units), the vesting of which is accelerated pursuant to this Section 4.5(b), shall be subject to any previous legally binding deferral election regarding such units.

4.6            Effect of a Change in Control.

(a)            Subject to any limitation imposed under applicable law and Section 4.6(c) of this Agreement, and so long as the Executive complies with Sections 5.3, 5.4 and 5.5 of this Agreement, upon the Change In Control Date, then, in lieu of the compensation and benefits set forth in Section 4.4 hereof; and

(i)            the Company shall pay to the Executive the Accrued Amounts;

(ii)            the Company shall pay to the Executive a lump sum payment equal to the balance of her Base Salary measured from the Change In Control Date until the Retirement Date;

(iii)            the Company shall pay to the Executive a pro rata annual cash incentive bonus based on the target bonus opportunity available to the Executive under Section 3.2(a) (determined without regard to any action taken by the Company constituting Good Reason) and the number of calendar days elapsed in the fiscal year of termination, which shall be paid at the same time as the amount due pursuant to Section 4.6(a)(ii);

(iv)            unless more favorable treatment is set forth in any applicable Equity Plans or award agreements related thereto, (A) all shares of restricted stock (or restricted stock units or similar awards) held by the Executive and whose vesting is subject solely to the Executive’s continued employment with the Company shall immediately become vested and transferable as of the Change In Control Date (and in the case of restricted stock units, settled, subject to any legally binding election forms related thereto), and (B) all shares of restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) held by the Executive and whose vesting is subject to performance criteria over a performance period which has not been completed shall become transferable (in the case of restricted stock or performance shares) or settled (in the case of restricted stock units or performance units subject to any legally binding election forms related thereto), determined as if the “target level” of performance had been achieved as of the Change In Control Date, and in each case subject to any applicable withholdings and Section 4.9(a) or any applicable deferral elections subject to Section 409A; and

(b)            The following terms shall have the following definitions:

(i)            The term “Change in Control” means the happening of any of the following:

(A)            an acquisition of any shares of stock of the Company by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan (or related trust) of the Company or any of its subsidiaries, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the then outstanding voting securities or the combined voting power of the then outstanding voting securities of the Company (or any successor to all or substantially all of the Company’s assets);

(B)            the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that if the election, or the nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 2/3 of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(C)            consummation of any reorganization, merger, cash tender or exchange offer, or other business combination to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (1) the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination are the beneficial owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”); (2) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their affiliates) is the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (3) the individuals who were members of the Incumbent Board (excluding, for the avoidance of doubt, any person who would not be considered a member of the Incumbent Board pursuant to Section 4.6(b)(i)(B) above) immediately prior to the execution of the initial agreement, or to the action of the Board, providing for such Business Combination constitute at least a majority of the members of the board of directors of the Successor Entity; or

(D)            the Company’s shareholders approve a plan of liquidation or dissolution of the Company.

Notwithstanding the foregoing, if the Change in Control does not constitute a change in control event within the meaning of Treasury Regulation §1.409A-3(i)(5) or if the lump sum payment of any portion of the severance payments described in Section 4.6(a) is prohibited by Section 409A, then the portion of the severance payments described in Section 4.6(a) (including as a result of the application of Section 4.6(c)) that constitute deferred compensation subject to Section 409A shall be paid to the Executive in installments over the same period as described in Section 4.4(b)(i).

(ii)            The term “Change in Control Date” means the date on which a Change in Control occurs, subject to Section 4.6(c).

(iii)            The term “Equity Plan” means the Company’s 2020 Omnibus Stock and Incentive Plan, as amended from time to time, and any other current or future plan, program or arrangement of the Company or its Affiliates pursuant to which stock options, restricted stock, restricted stock units, performance units or other equity awards are made.

(c)      In the event any payments or benefits otherwise payable to the Executive, whether or not pursuant to this Agreement, (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 4.6(c), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes) results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4.6(c) will be made in writing by a law firm or nationally-recognized accounting firm selected by the Executive (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4.6(c), the Accountants (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by the Executive, including any agreement by the Executive (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Executive that may then be in effect (including, without limitation, those contemplated by Section 5.1 of this Agreement). The Company and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non-parachute payment amounts) shall be reduced in the following order: (1) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (2) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value) (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall be reduced in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time; and (3) all other non-cash benefits not otherwise described in clause (ii) of this Section 4.6(c) reduced last.  In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

4.7            Termination Upon Death. This Agreement shall terminate immediately upon the Executive’s death, and the Executive or her beneficiaries shall be entitled to no further payments or benefits hereunder, other than the payment of the Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to the Executive on the date of her death.  The rights of the Executive’s estate with respect to any outstanding equity grants and any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans; provided that such rights with respect to the FY24 LTI Award shall be no less beneficial to the Executive’s estate than those set forth in Section 4.5(b).

4.8            Disability.

(a)            If the Company determines in good faith that the Disability (as defined in Section 4.8(b)) of the Executive has occurred during the Term, it may give to the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by the Executive (the “Disability Effective Date”), provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  If the Executive’s employment is terminated by reason of her Disability, this Agreement shall terminate, and the Executive shall be entitled to no further payments or benefits hereunder, other than payment of Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to the Executive on the Disability Effective Date.  Any outstanding equity awards at the Disability Effective Date shall continue to vest and be payable to Executive in the same manner as provided in Section 4.5(b).

(b)            For purposes of this Agreement, “Disability” shall mean: (a) a long-term disability entitling the Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (b) if no such plan is then in effect or the plan does not apply to the Executive, the inability of the Executive, as determined by the Board, to perform the essential functions of her regular duties and responsibilities hereunder, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of at least six consecutive months.  At the request of the Executive or her personal representative, the Board’s determination that the Disability of the Executive has occurred shall be certified by two physicians mutually agreed upon by the Executive or her personal representative and the Company.  Without such physician certification (if it is requested by the Executive or her personal representative), the Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of Disability.

4.9            Section 409A.

(a)            It is intended that (i) each payment of a series of installment payments provided under this Agreement shall be a separate “payment” for purposes of Section 409A of the Code and the Treasury Regulations thereunder (collectively, “Section 409A”), and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary herein, if (1) on the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (2) any payments to be provided to the Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death.  Any payments delayed pursuant to this Section 4.9(a) shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death.

(b)            Notwithstanding any other provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.

(c)            Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A.

(d)            Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be  subject to liquidation or exchange for another benefit.

(e)            For the avoidance of doubt, any payment due under this Agreement within a period following the Executive’s termination of employment, death, disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(f)            This Agreement shall be interpreted in accordance with, and the Company and the Executive will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. By accepting this Agreement, the Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to the Executive hereunder.  Further, by the acceptance of this Agreement, the Executive acknowledges that (i) the Executive has obtained independent tax advice regarding the application of Section 409A to the payments due to the Executive hereunder, (ii) the Executive retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Section 409A that my occur in connection with this Agreement.  The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A.

5.            Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

5.1            Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information the Executive gained from her employment with the Company, the Executive warrants and agrees that she will abide by and adhere to the following business protection provisions in this Section 5.

5.2            Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

(a)            “Competitive Position” shall mean any ownership, investment, employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity engaged, wholly or in material part, or that is an investor or prospective investor in an Entity that is engaged, wholly or in material part, within the Territory in the multi-unit restaurant business that offers full-service family or casual dining (including, without limitation and by way of example, restaurant concepts such as Applebee’s, Bahama Breeze Caribbean Restaurant & Grille, Bob Evans Farms, Bonefish Grill, Buffalo Wild Wings, Cheddar’s, Cheesecake Factory, Chili’s, Denny’s, First Watch, Huddle House, IHOP, Logan’s Roadhouse, Longhorn Steakhouse, Maggiano’s, O’Charley’s, Olive Garden, Outback Steakhouse, Red Lobster, Red Robin, Romano’s Macaroni Grill, Ruby Tuesday, Shoney’s, Sizzler, Steak ‘n’ Shake, Texas Roadhouse, Waffle House and Western Sizzlin’) or any other segment of the restaurant industry that is competitive with any of the businesses (without regard to the retail component of the business of the Company) engaged in by the Company or any of its subsidiaries or affiliates (collectively, the “CBRL Entities”) during the last twelve months prior to the termination of the Executive’s employment with the Company or, as of the date of such termination of employment, the Company or its Subsidiaries are contemplated to become engaged in during the 18-month period following such date of termination (the “Restricted Business”). Nothing herein shall prohibit the Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation; or (ii) becoming employed, engaged, associated or otherwise participating with (A) a separately managed division or subsidiary of a competitive business that does not engage in the Restricted Business (provided that the Executive’s services are provided only to such division or subsidiary) or (B) an Entity that is primarily engaged in the retail or hospitality industry but that conducts on-location casual or family dining restaurant or food-service operations that are incidental to its primary business; or (iii) accepting employment with any federal or state government or governmental subdivision or agency.

(b)            “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to any of the CBRL Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the CBRL Entities and the details of which are not generally known to the competitors of the CBRL Entities. Confidential Information shall also include: any items that any of the CBRL Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.

(c)            “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)            “Restricted Period” with respect to Section 5.3, shall mean four years following the termination of the Executive’s employment; with respect to Sections 5.4 and 5.5, shall mean two years following the termination of the Executive’s employment. Notwithstanding the foregoing, the Restricted Period shall be extended for a period of time equal to any period(s) of time that the Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates any provision of this Section 5 (the purpose of this provision is to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities).

(e)            “Territory” shall mean each of the United States of America and any foreign country in which the Company operates its business at the time of the termination of the Executive’s employment.

(f)            “Trade Secrets” shall mean information or data of or about any of the CBRL Entities, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a “trade secret” under applicable law.

(g)            “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to any of the CBRL Entities that were conceived, discovered, created, written, revised or developed by the Executive during the term of her employment with the Company.

5.3            Nondisclosure; Ownership of Proprietary Property.

(a)            In recognition of the need of the CBRL Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, the Executive hereby covenants and agrees that the Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the CBRL Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process: (1)  with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (2) with regard to any Confidential Information, for the Restricted Period.

(b)            The Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and she shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which the Executive becomes aware.  The Executive shall assist the CBRL Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)            All Work Product shall be owned exclusively by the CBRL Entities.  To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and the Executive hereby unconditionally and irrevocably transfers and assigns to the applicable CBRL Entity all right, title and interest the Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.  The Executive agrees to execute and deliver to the applicable CBRL Entity any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable CBRL Entity.

5.4            Non-Interference With Employees. The Executive recognizes and acknowledges that, as a result of her employment by Company, she will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives and employees of the CBRL Entities.  Therefore, the Executive agrees that, during the Restricted Period, the Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of any of the CBRL Entities to end her employment with a CBRL Entity or to violate any confidentiality, non-competition or employment agreement that such person may have with a CBRL Entity or any policy of any CBRL Entity.  Furthermore, neither the Executive nor any person acting in concert with the Executive nor any of the Executive’s affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of any CBRL Entity unless that person has ceased to be an employee of any of the CBRL Entities for at least six months.

5.5            Non-Competition. The Executive covenants and agrees to not obtain or engage in a Competitive Position within the Territory during the Term and during the Restricted Period.  The Executive and the Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of the Company due to the Executive’s status and reputation in the industry and the knowledge to be acquired by the Executive through her association with the Company’s business and the public’s close identification of the Executive with the Company and the Company with the Executive.  Further, the Executive acknowledges that her skills are such that she could easily find alternative, commensurate employment or consulting work in her field that would not violate any of the provisions of this Agreement.  The Executive acknowledges and understands that, as consideration for her execution of this Agreement and her agreement with the terms of this covenant not to compete, the Executive will receive employment with and other benefits from the Company in accordance with this Agreement.

5.6            Remedies. The Executive understands and acknowledges that her violation of any provision of this Section 5 will cause irreparable harm to the Company and the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Agreement.  The parties agree that nothing in this Agreement shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of any provision of this Section 5, including, without limitation, the recovery of damages from the Executive or any person or entity acting in concert with the Executive.  The Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by the Executive.  If any part of any provision of this Section 5 is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.  Furthermore and in recognition that certain severance payments are being agreed to in reliance upon the Executive’s compliance with this Section 5 after termination of her employment, in the event the Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Section 4) shall be forfeited, and the Company shall not be obligated to make any further payments or provide any further benefits to the Executive following any such breach.  Additionally, if the Executive breaches any of such business protection provisions or other provisions of this Agreement or such provisions are declared unenforceable by a court of competent jurisdiction, any lump sum payment made pursuant to Section 4.4(a)(ii) or Section 4.6(a)(ii) and (iii), as applicable, and the value of all stock options and restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) that vested in accordance with Section 4.3(b), 4.4(b) or Section 4.6(a)(iv), as applicable, shall be refunded by the Executive to the Company on a pro-rata basis based upon the number of months during the Restricted Period during which she violated the provisions of this Section 5 or, in the event any such provisions are declared unenforceable, the number of months during the Restricted Period that the Company did not receive their benefit as a result of the actions of the Executive.  The Executive agrees and acknowledges that the opportunity to receive the severance benefits described in Section 4.3, Section 4.4, Section 4.5 and/or Section 4.6, conditioned upon her ongoing fulfillment of her obligations in this Agreement, constitute sufficient consideration for her release of claims against the Company contained within the Release, regardless of whether the Executive’s entitlement to the severance payments set forth in any of the foregoing Sections or other benefits is forfeited in accordance with this Section 5.6.

6.            Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party to be notified; (b) when sent, when sent by email to the party to be notified; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 6 and either (ii)(A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 6 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding automated replies) or any other method described in this Section 6, or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to the Company, to:

Cracker Barrel Old Country Store, Inc.

Attn: General Counsel

PO Box 787

305 Hartmann Drive

Lebanon, TN 37088-0787

Richard.Wolfson@crackerbarrel.com

with a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: Howard Lamar and Scott Bell

hlamar@bassberry.com

sbell@bassberry.com

If to the Executive, to:

her address on record with the Company

with a copy to:

Vedder Price

222 N. Lasalle St.

Chicago, IL 60601

Attention: Philip Mowery

pmowery@vedderprice.com

7.            Indemnification and Insurance.  The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that she is or was an officer or director of the Company or any of its affiliates.  Pursuant thereto, the Company shall advance to the Executive all attorneys’ fees and expenses which the Executive may reasonably incur as a result of any such threatened or actual action or proceeding (or appeal therefrom), subject to her written undertaking to refund any such advances that are determined by a final nonappealable order of a court of competent jurisdiction that the Executive is not entitled to be indemnified for such amounts. In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains from time to time to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its commercially reasonable efforts to maintain such insurance, in not less than its present limits, in effect at all times (including tail coverage) with respect the Executive’s employment and service as a member of Board.

8.            No Effect On Other Arrangements.  It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which the Executive may be entitled or for which she may be eligible, whether funded or unfunded, by reason of her employment with the Company.  Notwithstanding the foregoing, the provisions in Section 4 regarding benefits that the Executive will receive upon her employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company, except with regard to any rights the Executive may have pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

9.            Waiver of Breach. The waiver by any party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any other party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties or from any failure by any party hereto to assert any rights hereunder on any occasion or series of occasions.

10.            Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon their successors and assigns. The Company may assign its rights and obligations under this Agreement to any Affiliate of the Company. “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of her rights or delegate any of her duties or obligations under this Agreement.

11.            Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to the Executive’s employment with the Company, including without limitation, as of the Effective Date, the Existing Employment Agreement. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

12.            Controlling Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

13.            Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

14.            No Mitigation or Set-Off; Attorneys’ Fees.

(a)             The Company shall pay and advance to the Executive, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 4 hereof), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. Notwithstanding the foregoing, in the event that the Company brings a claim or counterclaim against the Executive for the Executive’s breach of the covenants set forth in Section 5 hereof, which claim or counterclaim is finally adjudicated in the Company’s favor, the Executive shall promptly refund to the Company any amounts that the Company paid or advanced to the Executive in respect of, but only in respect of, the Executive’s defense of such claim or counterclaim.

(b)             The Company’s obligation to make the payments provided for in Section 4 of this Agreement and otherwise to perform its obligations thereunder shall not be affected by or subject to any set-off counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, nor shall the Executive have any obligation to seek employment to mitigate damages therefor.

(c)             The existence of any claim, demand, action or cause of action by the Executive against the Company whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

15.            Survival. The obligations of the parties pursuant to Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16, as applicable, shall survive the termination of the Executive’s employment and any termination of this Agreement.

16.            Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

17.            Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE:

/s/ Sandra B. Cochran
Sandra B. Cochran

COMPANY:

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/ Richard M. Wolfson
	Name:	Richard M. Wolfson
	Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Employment Agreement]

Exhibit A

To Employment Agreement

RELEASE

THIS RELEASE (this “Release”) is made and entered into by and between SANDRA B. COCHRAN (“Executive”) and CRACKER BARREL OLD COUNTRY STORE, INC. and its successors or assigns (the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive and the Company have agreed that Executive’s employment with Company shall terminate on ___________________;

WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement, dated _____, 2023 (the “Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and her termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service she has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the Parties set forth in this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.              Claims Released Under This Agreement.  In exchange for the opportunity to receive the various benefits described in the Agreement and except as provided in Paragraph 2 below, subject to her fulfillment of her ongoing obligations under the Agreement, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Released Parties”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of her employment with the Company, or any other event occurring prior to the execution of this Release, including, but not limited to:

(a)            claims for violations of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, , the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, the Tennessee Human Rights Act, the Tennessee Disability Act, the Genetic Information Nondiscrimination Act, or any other law relating to discrimination or retaliation in employment (in each case, as amended);

(b)            claims for violations of any other federal or state statute or regulation or local ordinance;

(c)            claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d)            claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company; or

(e)            any other claims under state law arising in tort or contract.

2.              Claims Not Released Under This Agreement.  In signing this Release, Executive is not releasing any claims that (a) enforce her rights under the Agreement, (b) arise out of events occurring after the date Executive executes this Release, (c) arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, (d) arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, or (e) relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise.  However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.  Nothing in this Release shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of law.

3.              No Assignment of Claim.  Executive hereby represents that she has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any Party prior to the date of this Release.

4.              No Admission Of Liability.  This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or herself, its or her representatives, employees or agents.

5.            No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).

6.            Disclosure. Executive acknowledges and warrants that, that except as previously discussed (whether orally or in writing) with the Board or internal or external Company counsel, the Executive is not aware of any matters for which the Executive was responsible or which came to the Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Company.

7.            Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in her possession. Executive further represents that she has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that she will not retain in her possession any such documents or other materials.

8.            Cooperation. The Executive will provide reasonable cooperation to the Company, all Released Parties and their respective counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Company and/or any other Released Party of which the Executive may have knowledge or in which the Executive may be a witness, it being understood that requests for reasonable cooperation shall not unreasonably interfere with Executive’s personal or other professional responsibilities. Such reasonable cooperation includes meeting with the Company representatives and counsel to disclose such facts as the Executive may know; preparing with the Company’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in the course of complying with this obligation. Nothing in this Section 8 should be construed in any way as prohibiting or discouraging the Executive from testifying truthfully under oath as part of, or in connection with, any such proceeding.

9.            Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that this Release waives any and all claims that Executive may have under the ADEA for claims arising prior to the execution of this Release and that Executive’s agreement to waive such claims and all other claims released under the terms of this Release is made knowingly and voluntarily. Executive acknowledges that Executive would not be entitled to the severance benefits but for Executive’s non-revoked execution of this Release. Executive further acknowledges that (a) she has been advised that she should consult with an attorney prior to executing this Release, (b) she has been given twenty-one (21) days within which to consider this Release before executing it, (c) she has been given at least seven (7) days following the execution of this Release to revoke this Release (the “Revocation Period”) by providing written notice of revocation in accordance with Section 6 of the Agreement, and (d) she was not coerced, threatened or otherwise forced to sign this Release, and that her signature appearing hereinafter is knowing and voluntary. Executive further acknowledges that upon expiration of the Revocation Period, this Release will be binding upon her, her heirs, administrators, representatives, executors, successors and assigns and the Release will become irrevocable.

10.            Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

11.            Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, the Executive agrees that Company shall be entitled to seek injunctive relief to enforce this Release, to the extent permitted by applicable law.

12.            Restrictive Covenants. Executive acknowledges that she entered into restrictive covenants in Section 5 of the Agreement, and that in accordance with the terms of the Agreement, she is subject to those obligations as they remain in full force and effect following Executive’s separation of employment with the Company.

13.            No Waiver. Should the Company fail to require strict compliance with any term or condition of the Agreement or this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under the Agreement or this Release. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Agreement or this Release.

14.            Entire Agreement. This Release constitutes the entire understanding of the Parties regarding the subject matter of this Release, supersedes all prior oral or written agreements on the subject matter of this Release and cannot be modified except by a writing signed by all Parties in accordance with Section 18 below.

15.            Binding Effect. This Release inures to the benefit of, and is binding upon, the Parties and their respective successors and assigns.

16.            Captions. The captions to the various sections of this Release are for convenience only and are not part of this Release.

17.            Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

18.            Amendments. Any amendment to this Release must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Release.

19.            Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

20.            Exclusive Jurisdiction and Venue. The appropriate state or federal court in Wilson County, Tennessee will be the exclusive jurisdiction and venue for any dispute arising out of this Release. The parties voluntarily submit to the jurisdiction of these courts for any litigation arising out of or concerning the application, interpretation or any alleged breach of this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

Acknowledged and Agreed To:

“COMPANY”

CRACKER BARREL OLD COUNTRY STORE, INC.

By:
Name:
Title:
Date:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE.  I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Sandra B. Cochran

Date: